Exhibit 10.2

[***] CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) (IV) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO FEDEX IF PUBLICLY DISCLOSED.

TRANSITION AND SHARED SERVICES AGREEMENT

BETWEEN

TELUS COMMUNICATIONS INC.
(“TELUS”)

- AND -

TELUS INTERNATIONAL (CDA) INC.
(“TI”)

January 1, 2021

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2

1.2	Gender, Number, Etc.	7

1.3	Currency	7

1.4	Article and Section Headings	7

1.5	Consents	7

1.6	General Interpretation	8

1.7	Schedules	8

1.8	Priority of Documents	8

ARTICLE 2 STATEMENT OF OBJECTIVES		8

2.1	Statement of Objectives	8

ARTICLE 3 TERM		9

3.1	Term	9

ARTICLE 4 SERVICES		9

4.1	Services	9

4.2	Standard of Services	10

4.3	Performance Service Credits	11

4.4	TI Retention of Control and Decision Making	11

4.5	Non-Exclusive	11

4.6	New Services	11

ARTICLE 5 CHANGE IN SERVICES		11

5.1	Change in Services	11

5.2	Change Request	12

5.3	Mandatory Changes	13

5.4	Change Orders	14

ARTICLE 6 FEES		15

6.1	Guiding Principles in Establishing the Fees	15

6.2	Fees	15

6.3	Fee Adjustments	15

6.4	Monthly Payments	17

6.5	Disputed and Unpaid Amounts	17

6.6	Taxes and Regulatory Fees	17

i

6.7	Maintenance of Records	18

6.8	Set-Off	18

6.9	Price Adjustment for Fees paid by TI for Services provided by TELUS	18

ARTICLE 7 RELATIONSHIP MANAGEMENT		19

7.1	Governance Process	19

ARTICLE 8 POLICIES, REGULATIONS AND GUIDELINES		19

8.1	TELUS Policies and Codes	19

8.2	Security Policies and Regulations	20

ARTICLE 9 OTHER OBLIGATIONS		20

9.1	Disaster Recovery / Business Continuity	20

ARTICLE 10 DISPUTE RESOLUTION		21

10.1	Dispute Resolution Process	21

10.2	Reliability - Performance Notwithstanding Dispute	22

ARTICLE 11 INTELLECTUAL PROPERTY		23

11.1	Pre-existing Intellectual Property	23

11.2	Residual Knowledge	23

ARTICLE 12 AUDIT		24

12.1	Audits and Inspections	24

12.2	Compliance	25

ARTICLE 13 INSURANCE		25

13.1	Insurance	25

ARTICLE 14 CONFIDENTIALITY, ACCESS AND SECURITY		27

14.1	Definitions	27

14.2	Exchange of Confidential Information	27

14.3	Exclusions	28

14.4	Disclosure to Representatives	29

14.5	Compelled Disclosure	29

14.6	TI Data	29

14.7	Remedies	30

14.8	Return of Confidential Information	30

ARTICLE 15 PROTECTION OF PERSONAL INFORMATION		30

15.1	Definitions	30

15.2	Protection of Personal Information	30

15.3	No Conflict	33

ARTICLE 16 TERMINATION		33

16.1	Termination for Convenience	33

16.2	Termination for Cause	34

16.3	Termination for Insolvency	34

16.4	Termination for Change of Control of TI	34

16.5	Orderly Termination	34

16.6	Effect of Termination	35

ARTICLE 17 WARRANTIES		36

17.1	Disclaimer	36

ARTICLE 18 INDEMNITIES		36

18.1	General Indemnification	36

18.2	Additional Indemnification by TI	37

18.3	Indemnification Procedures	37

ARTICLE 19 LIMITATION OF LIABILITY		37

19.1	Exclusion of Liability	37

19.2	Limitation of Liability	38

19.3	Force Majeure	38

ARTICLE 20 GENERAL		39

20.1	Assignment	39

20.2	Subcontracting	39

20.3	Relationship of Parties	39

20.4	No Advertising	40

20.5	Governing Law	40

20.6	Notice	40

20.7	Waiver	41

20.8	Severability	41

20.9	Cumulative Remedies	41

20.10	Survival	41

20.11	Entire Agreement	42

20.12	Counterparts	42

20.14	Further Assurances	43

TRANSITION AND SHARED SERVICES AGREEMENT

THIS AGREEMENT is made effective as of January 1, 2021 (the “Effective Date”).

BETWEEN:

TELUS COMMUNICATIONS INC., a corporation existing under the Laws of the Province of British Columbia, having  its registered office at 7th Floor, 510 West Georgia Street, Vancouver, British Columbia, V6B 0M3,

(“TELUS”)

- and -

TELUS INTERNATIONAL (CDA) INC., a corporation incorporated under the Laws of the Province of British Columbia, having its registered office at 7th Floor, 510 West Georgia Street, Vancouver, British Columbia, V6B 0M3,

(“TI”).

WHEREAS TI is a leading global provider of innovative information technology and business process outsourcing solutions;

AND WHEREAS TI entered into a Shared Services Agreement with TELUS made effective on April 1, 2016 (the “Bluebook SSA”) to engage TELUS to provide certain administrative and support services and other assistance to TI, upon the terms and conditions contained in that Bluebook SSA;

AND WHEREAS In connection with the sale by TELUS to TI of TELUS’ managed IT services business unit (“MITS”) on April 1, 2020, TI entered into the Shared Services Agreement (MITS Support) (the “Poplar SSA”) to engage TELUS to provide certain administrative and support services, including Managed IT and Network Services, and other assistance to TI, upon the terms and conditions contained in that Poplar SSA;

AND WHEREAS TI and TELUS wish to amend and restate the Bluebook SSA and to include certain services being provided under the Poplar SSA upon the terms and conditions contained in this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

Wherever used in this Agreement, including the Schedules, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

(a)                                 “Affiliate” means, with respect to any Person, any Person Controlling, Controlled by or under common Control with such other Person. Notwithstanding the foregoing: (i) in the case of TELUS, Affiliates of TELUS will exclude the TI Group; and (ii) in the case of TI, Affiliates of TI will be limited to the TI Group.

(b)                                 “Agreement” means this agreement entitled “Transition and Shared Services Agreement” and all Schedules attached as of, or added following, the Effective Date.

(c)                                  “Agreement Coordinators” means the Agreement Coordinators named by the Parties in connection with the Governance Process, as further described in Schedule 7.1.

(d)                                 “Agreement Executives” means the Agreement Executives named by the Parties in connection with the Governance Process, as further described in Schedule 7.1.

(e)                                  “Asset Purchase Agreement” means the Asset Purchase Agreement between TELUS and TI dated April 1, 2020.

(f)                                   “Asset Transfer Effective Date “ means the date upon which the Transferred MITS Customers and other assets being part of MITS business were transferred by TELUS to TI pursuant to the Asset Purchase Agreement.

(g)                                  “Basic Termination Notice Period” has the meaning set forth in Section 16.1(a).

(h)                                 “Bluebook MSA” means the Master Services Agreement between TELUS and TI dated April 1, 2016.

(i)                                     “Bluebook SSA” means the Shared Services Agreement between TELUS and TI dated April 1, 2016.

(j)                                    “Business Day” means any day on which banks are open in Vancouver, British Columbia for the transaction of business.

(k)                                 “Change” means any change, variation or amendment to a Service (excluding temporary fluctuations in usage levels and excluding any termination, in whole or in part, of a Service in accordance with the terms of this Agreement), and includes the addition of a New Service. For greater certainty, unless otherwise agreed between the Parties, the following will be considered to be Changes and not temporary fluctuations in usage level: (i) any change in use requiring the addition or reduction by TELUS of personnel that exceeds one full-time equivalent or operating expense of $120,000; (ii) any change in use that exceeds 10% of TELUS budgeted operating expenses for the applicable Contract Year for the applicable Service; and (iii) any change in use that requires an additional non-budgeted capital expenditure by TELUS in excess of $100,000.

(l)                                     “Change of Control” of a Person means (i) the sale, transfer or other disposition of all or substantially all the assets of such Person; (ii) any merger, amalgamation or consolidation of such Person with or into another entity (other than an Affiliate of such Person); or (iii) the acquisition by any other Person, or group of Persons acting in concert, of more than fifty percent (50%) (or, in the case of a Person whose shares are publicly traded, such lesser percentage that constitutes Control pursuant to applicable securities Laws) of the voting rights of such Person; in each case in any single transaction or any series of related transactions, and in each case other than a transaction where the shareholders of such Person immediately prior to the event continue to hold a majority (or, in the case of a Person whose shares are publicly traded, such lesser percentage that constitutes Control pursuant to applicable securities Laws) of the voting rights of such Person or its successor immediately after such event. In the case of TI, a Change of Control will include a circumstance where, and be deemed to occur on the date on which, the TELUS Holders no longer own or have beneficial control or direction over more than fifty percent (50%) of the outstanding voting rights of TI. For the purposes of this paragraph, “TELUS Holders” means TELUS and each of its Affiliates excluding TI and TI’s subsidiaries.

(m)                             “Change Management Procedures” has the meaning set forth in Section 5.1.

(n)                                 “Change Order” has the meaning set forth in Section 5.4(a).

(o)                                 “Change Proposal” has the meaning set forth in Section 5.2(a).

(p)                                 “Change Request” has the meaning set forth in Section 5.1.

(q)                                 “Confidential Information” has the meaning set forth in Section 14.1(a).

(r)                                    “Control” and its derivatives mean, with regard to any Person that is not an individual, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

(s)                                   “Data” means the representation of information or computer instructions in a formalized manner suitable for interpretation or processing including, without limitation, any information set forth in hard copy document or stored on disk, magnetic media, or other storage media together with any combination or organization thereof.

(t)                                    “Disclosing Party” has the meaning set forth in Section 14.1(b).

(u)                                 “Dispute” has the meaning set forth in Section 10.1(a).

(v)                                 “Dispute Notice” has the meaning set forth in Section 10.1(b).

(w)                               “Dispute Resolution Process” means the process for resolving a Dispute, as described in Article 10.

(x)                                 “Effective Date” has the meaning set forth in the Preamble.

(y)                                 “Event of Force Majeure” has the meaning set forth in Section 19.3(a).

(z)                                  “Excluded Mandatory Change” has the meaning set forth in Section 5.3(b).

(aa)                          “Fees” means the amounts set forth in the TSSA Budget/Actuals as charges for the Services to be rendered under this Agreement, together with any other amounts payable by TI under this Agreement.

(bb)                          “Governance Process” means the governance process outlined in this Agreement and  Schedule 7.1.

(cc)                            “Governmental Authority” means (i) any governmental or public department, central bank, court, minister, governor-in-counsel, cabinet, commission, committee, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, federal, provincial, state, municipal, county, local or other; (ii) any subdivision or authority of any of the above; and (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(dd)                          “Impact Assessment” has the meaning set forth in Section 5.3(c)(i).

(ee)                            “Indemnitee” has the meaning set forth in Section 18.1.

(ff)                              “Indemnitor” has the meaning set forth in Section 18.1.

(gg)                            [Intentionally Deleted].

(hh)                          “Intellectual Property Rights” means any and all domestic and foreign: (i) patents and applications therefor and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, design, programming architecture, notes, drawings, proprietary information, know-how, technology, technical data, schematics and customer lists, and all documentation relating to any of the foregoing; (iii)  copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (iv) trade names, corporate names, domain names, website names and worldwide web addresses, trade dress, logos, common law trademarks, trademark registrations and applications thereof; (v) any and all computer programs, applications or software whether in source, object and executable code and any proprietary rights in such programs, applications or software, including documentation and other materials or documents related thereto; (vi) any and all mask works and mask work applications, integrated circuit design or topography registration or application thereof; and (vii) any and all other intellectual or industrial property whatsoever.

(ii)                                  “Laws” means all applicable laws, statutes, by-laws, rules, regulations, orders, judgments, and arbitral or administrative judgments of any Governmental Authority having the force of law.

(jj)                                “Losses” means all losses, liabilities, fines, damages and claims (including Third Party Claims) and all related costs and expenses (including any and all reasonable lawyers’ and other professionals’ fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).

(kk)                          “Managed IT and Network Services” means the services described in Schedule 4.1.

(ll)                                  “Mandatory Change” means a Change initiated by TELUS relating to: (i) a change to a TELUS corporate policy, or (ii) compliance by TELUS with applicable Laws (including regulatory requirements), in either case that TELUS specifies to TI as being mandatory.

(mm)                  “Mandatory Change Request” has the meaning set forth in Section 5.3.

(nn)                          “New Services” means any proposed services to be provided by TELUS to TI which are not described in Schedule A (or, in the case of the Managed IT and Network Services, in Schedule 4.1) as of the Effective Date.  For clarity, a proposed increase in volume of a Service (including the delivery of an existing Service to a new TI location) which is then described in Schedule A (or, in the case of the Network Services, in Schedule 4.1) will not be considered New Services and will be handled through the Change Management Procedures.

(oo)                          “MITS” has the meaning set forth in the Recitals.

(pp)                          “New MITS Customer” means a customer of TI for MITS services contracted after the Asset Transfer Effective Date.

(qq)                          “Parties” means TELUS and TI.

(rr)                                “Performance Standards” has the meaning set forth in Section 4.2(a).

(ss)                              “Person” means any individual, corporation, partnership, Governmental Authority, association or unincorporated organization.

(tt)                                “Personal Information” has the meaning set forth in Section 15.1(a).

(uu)                          “Poplar SSA” means the Shared Services Agreement (MITS Support) between TELUS and TI dated April 1, 2020.

(vv)                          “Proprietary Materials” means any work product, software (including programming code, such as source code and object code), systems, data, modules, tools, methodologies, analysis, frameworks, specifications, reports, drawings, documentation, manuals, solution construction aids, interfaces, advertising and marketing materials, formula, designs, models, drawings and inventions, including all methods and processes, business or otherwise.

(ww)                      “Receiving Party” has the meaning set forth in Section 14.1(c).

(xx)                          “Regulatory Fees” means fees required by Governmental Authorities or applicable Laws in support of any statutory or regulatory programs, established by Law now in force or enacted in the future with respect to the supply of the Services provided by TELUS under this Agreement.  Regulatory Fees shall be in addition to, but shall not include, Taxes.

(yy)                          [Intentionally Deleted].

(zz)                            “Representatives” means with respect to either Party, each of its directors, officers and employees.

(aaa)                   “Schedules” has the meaning set forth in Section 1.7, and includes any other schedules mutually agreed in writing by the Parties and signed by an authorized signatory for each Party.

(bbb)                   “Service Coordinators” means the Service Coordinators named by the Parties in connection with the Governance Process, as further described in Schedule 7.1.

(ccc)                      [***]

(ddd)                   “Services” means the services described in Schedule A, the Managed IT and Network Services described in Schedule 4.1 and including any services, functions and responsibilities that are necessarily incidental to or customarily provided as part of the Services (whether or not expressly described in Schedule A or Schedule 4.1, as applicable) and including any New Service or any Change that is approved by the Parties pursuant to the terms of this Agreement.

(eee)                      “Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions and (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii).  Taxes shall be in addition to, but shall not include, Regulatory Fees.

(fff)                         “TELUS Indemnified Parties” means TELUS and its Affiliates (other than the TI Group) and its and their respective officers, directors and employees.

(ggg)                      “Term” has the meaning set forth thereto in Section 3.1(a).

(hhh)                   “Third Party (ies)” means any Person other than the Parties or their respective Affiliates.

(iii)                               “Third Party Claims” means claims made by Third Parties against TELUS Indemnified Parties or against TI Indemnified Parties.

(jjj)                            “TI Data” has the meaning set forth in Section 14.6(a).

(kkk)                   “TI Group” means TI and all Persons Controlled by TI.

(lll)                               “TI Indemnified Parties” means TI and the other members of the TI Group and its and their respective officers, directors and employees.

(mmm)       “Transferred MITS Customer” means a customer transferred by TELUS to TI pursuant to the Asset Purchase Agreement.

(nnn)                   “TSSA Budget/Actuals” means the document maintained by the Agreement Coordinators that sets out the pricing methodology and charges for all Services; as adjusted by the Parties from time to time pursuant to the terms of this Agreement.

1.2                               Gender, Number, Etc.

In this Agreement, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.3                               Currency

All references to money amounts in this Agreement or in any Schedule, unless otherwise specified, shall be to Canadian currency, regardless of where the Services are actually delivered.

1.4                               Article and Section Headings

The insertion of headings and the division of this Agreement into Articles and Sections are for convenience of reference only and shall not affect the interpretation of this Agreement.  The words “hereof”, “hereunder”, “hereto” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion of this Agreement.

1.5                               Consents

Where either Party has a right of consent or approval in respect of any matter in connection with this Agreement, it shall not (except as otherwise specified in this Agreement) unreasonably withhold such consent or approval and shall endeavour to respond to the other Party’s request for such consent or approval in a timely manner.  Where this Agreement provides that the Parties are to mutually agree upon certain procedures, standards or details, including in connection with Change requests, they shall at all times act reasonably, co-operatively and in good faith.

1.6                               General Interpretation

The use of the terms “including” or “include” means “including, without limitation” or “include, without limitation,” respectively.  The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and that any provision with respect to which an issue of interpretation or construction arises will not be construed to the detriment of the drafter on the basis that such Party was the drafter, but will be construed according to the intent of the Parties as evidenced by the entire Agreement.

1.7                               Schedules

The following schedules are attached to and form part of this Agreement, as such schedules may be updated and revised from time to time pursuant to this Agreement (each a “Schedule” and, collectively, the “Schedules”):

Schedule A                                                                       Services

Schedule 4.1                                                               Managed IT and Network Services

Schedule 6.4                                                               Monthly Charges Form

Schedule 7.1                                                               Governance

Schedule 8.1                                                               TELUS Policies and Codes

1.8                               Priority of Documents

In the event of any conflict or inconsistency between:

(a)                                 the Sections of this Agreement and Schedule A, Schedule A shall prevail over the Sections of this Agreement,

(b)                                 the Sections of this Agreement and Schedule 4.1, Schedule 4.1 shall prevail over the Sections of this Agreement with respect to the Managed IT and Network Services; and

(c)                                  the Sections of this Agreement and any other Schedule, the Sections of this Agreement shall prevail over such Schedule;

provided however that in all cases, to the extent feasible, the provisions of such schedules and the body of this Agreement shall be construed in a consistent manner.

ARTICLE 2
STATEMENT OF OBJECTIVES

2.1                               Statement of Objectives

The Parties agree that the primary objectives and guiding principles of their contractual relationship under this Agreement are as follows:

(a)                                 to enhance and enable TI’s ability to operate efficiently and reliably serve its clients (including both Transferred MITS Customers and New MITS Customers), leveraging TELUS expertise;

(b)                                 to document the TELUS and TI shared services relationships;

(c)                                  to ensure that the Fees payable pursuant to this Agreement are determined based on a full cost-plus recovery approach (including both direct costs and indirect overhead costs), as more fully described in Section 6.1; and

(d)                                 to ensure the Parties regularly review, and if required refresh, the services relationship contemplated under this Agreement so that the relationship continues to function effectively over the Term.

The Parties agree that the above-noted objectives and guiding principles are not, as such, intended to create binding legal obligations, but are instead intended to document the mutual objectives of the Parties in connection with the services relationship. The provisions of this Agreement are to be interpreted, in case of ambiguity, in light of the objectives and guiding principles set forth in this Section.

ARTICLE 3
TERM

3.1                               Term

(a)                                 This Agreement is effective as of the Effective Date and, unless terminated earlier as provided in this Agreement, shall continue in effect until the tenth (10th) anniversary of the Effective Date (the “Term”).

(b)                                 Expiration or termination of a particular Service will not, in and of itself, result in the termination of any other Service or of this Agreement. Expiration or termination of all Services will result in the termination of this Agreement, concurrently with the termination or expiration of the last Service.

ARTICLE 4
SERVICES

4.1                               Services

(a)                                 In consideration of the payment by TI to TELUS of the Fees, TELUS shall provide the Services to TI in accordance with the terms and conditions set forth in this Agreement, including the Schedules.

(b)                                 In addition to any other provisions of this Agreement and Schedule A, TELUS shall provide the Managed IT and Network Services to TI in accordance with Schedule 4.1.

4.2                               Standard of Services

(a)                                 TELUS shall provide the Services to TI substantially in accordance with the following general performance standards (collectively, the “Performance Standards”):

(i)                         With respect to Transferred MITS Customers, TELUS shall provide the Services (including the Managed IT and Network Services) in the same manner and in accordance with the performance standards set out in each of the contracts for the Transferred MITS Customer in order to enable TI to exercise its service obligations thereunder, as those service obligations existed at the Asset Transfer Effective Date.

(ii)                      With respect to any New MITS Customer, TELUS shall provide the Services (including the Managed IT and Network Services) to TI in accordance with the performance standards agreed to from time to time by TI and TELUS in writing; provided, however, that until TI and TELUS have agreed to such standards, for Services substantially similar to the Services provided for Transferred MITS Customers, TELUS shall provide the Services in accordance with Section 4.2(a)(iii)(C).

(iii)                   Without limiting the application of Sections 4.2(a)(i) and 4.2(a)(ii) above:

(A)                               TELUS shall provide the Services diligently and in an efficient and business-like manner that is consistent, in all material respects, with the manner and level of care with which such Services are being provided by TELUS to its own operations;

(B)                               TELUS shall allocate priority and resources to the rendering of the Services to substantially the same degree and in substantially the same manner which TELUS allocates priority and resources to its own operations or, in the case of the Managed IT and Network Services, to the same degree and in substantially the same manner which TELUS allocated priority and resources for substantially similar services provided by TELUS to Transferred MITS Customers; and

(C)                               TELUS shall provide the same or similar performance standard which TELUS maintains for similar services which it provides to its own operations or, in the case of the Managed IT and Network Services, to the same performance standards for such Services maintained by TELUS for substantially similar services provided by TELUS to the Transferred MITS Customers immediately prior to the Asset Transfer Effective Date, unless otherwise specified in Schedule A or Schedule 4.1.

(b)                                 Each calendar year during the Term of this Agreement, TI and TELUS shall, through the Governance Process, review the allocation of priority and Performance Standards and elements of each Service and discuss service goals for the ensuing year.

4.3                               Performance Service Credits

To the extent TELUS [***], and where [***], TELUS shall reimburse TI for [***] in proportion to TELUS’ relative responsibility with respect to [***].

4.4                               TI Retention of Control and Decision Making

Nothing in this Agreement shall be construed as fettering the authority of the board of directors of TI to exercise managerial control and decision making authority for TI in every respect, including without limitation, decisions to implement, modify or reject any course of action recommended by TELUS in connection with the Services; provided, however, TELUS shall have the authority as service provider to make routine administrative decisions in connection with the performance of the Services.

4.5                               Non-Exclusive

This Agreement is non-exclusive and does not in any way (i) limit TI’s right to contract with any other Person for the provision of services similar or identical to the Services, or for the provision of other products or services to TI, or (ii) limit TELUS’ ability to provide services similar or identical to the Services, or to provide any other products or services, to other customers of TELUS, in each case except as otherwise specifically provided for in this Agreement.

4.6                               New Services

(a)                                 The Parties agree, through the Governance Process, to regularly discuss and review opportunities involving the potential procurement by TI of New Services from TELUS. Such discussions shall occur on an expedited case-by-case basis, so as not to unduly delay TI’s ability to obtain the New Services from TELUS, or from a Third Party should it elect to do so. In all cases, if TI elects to procure New Services from TELUS, such New Services shall be subject to the Change Management Procedures. For clarity, there will be no exclusivity associated with such discussions and review and TI may at its sole, reasonably-exercised discretion at any time issue a bid solicitation, engage in discussions with, or receive bids from, any Third Party service provider in respect of such New Services.

(b)                                 If the Parties agree to New Services after the Effective Date, such New Services (including without limitation the description and Fees) will be described in an addendum to each of Schedule A and the TSSA Budget/Actuals.

ARTICLE 5
CHANGE IN SERVICES

5.1                               Change in Services

At any time, either Party may request a Change.  All Changes must be initiated through the change management procedures set forth in this Article 5 (the “Change Management

Procedures”) by submitting to the other Party a written notice including all relevant information reasonably required for the proper consideration of such Change (each, a “Change Request”).

5.2                               Change Request

Following the delivery of a Change Request, the following provisions will apply:

(a)                                 upon receipt of a Change Request from TI, TELUS will prepare a proposal (the “Change Proposal”) within the earlier of: (i) fifteen (15) Business Days (or such longer or shorter period of time as agreed to by the Parties), or (ii) where the Change relates to a service being provided by TI under a contract with a Transferred MITS Customer a number of Business Days which allows TI to comply with any mandated timeframe in the applicable contract with the Transferred MITS Customer for providing a proposal to the Transferred MITS Customer, which timeframe TI will communicate to TELUS as part of the Change Request. The Change Proposal will include a description of the impact of the proposed Change on the following (to the extent applicable having regard to the nature of the proposed Change):

(i)                       the cost to implement the Change;

(ii)                    the time required to implement the Change;

(iii)                 any revisions to the rights and obligations of the Parties under this Agreement relating to the Services affected by the Change;

(iv)                a description of the Services to be provided, assuming implementation of the Change;

(v)                   any changes to the Performance Standards;

(vi)                any increase or decrease to the Fees; and

(vii)             any other relevant matter related to this Agreement that will be materially impacted.

(b)                                 If TELUS initiates the Change Request, then TELUS will prepare and include a Change Proposal with the Change Request.

(c)                                  Any Change Proposal with respect to New Services will include a detailed description of any transitional or preparatory activities (including the acquisition or upgrading by TELUS of assets for use in Canada and the hiring or re-deployment by TELUS of employees or consultants) required in order to implement the New Services, and the incremental costs associated with such activities. The Parties hereby acknowledge and agree that in no circumstance will TELUS be required to acquire or hold assets outside of Canada for purposes of this Agreement. To the extent that such costs would not have been incurred by TELUS were it not for the implementation of the New Services, and to the extent that they are not otherwise factored into the Fees payable for the New Services, then, if and to the extent that the Change Proposal is approved by TI and the New Services are implemented, TELUS may require that they be reimbursed by TI, in whole or in part, on a cost-recovery basis, without markup.

(d)                                 TI will provide TELUS with a written response to the Change Proposal within: (i) ten (10) Business Days (or such longer or shorter period of time as agreed to by the Parties) of receipt of the Change Proposal from TELUS, or (ii) where the Change was initiated by TI and relates to a service being provided by TI under a contract with a Transferred MITS Customer, a number of Business Days which allows the Parties to comply with any mandated timeframe in the contract with the Transferred MITS Customer for implementation, which timeframe TI will communicate to TELUS as part of its written response, indicating TI’s approval of the Change Proposal, its rejection of the Change Proposal (indicating its reasons), the terms of a counter proposal acceptable to TI or notice of additional time required by TI to consider the Change Proposal.

(e)                                  Any Change Proposal approved by TI without modification, or any counter-proposal made by TI and accepted by TELUS, will constitute a Change Order, and TELUS will implement the Change in accordance with the particulars of the Change Order.

(f)                                   If the Parties disagree on any matter relating to a Change Request the matter will be treated as a Dispute, to be resolved pursuant to the Dispute Resolution Process, up to but not including arbitration. If the Parties are unable to settle the Dispute through the Dispute Resolution Process, the Change Request will be deemed to have been rejected.

5.3                               Mandatory Changes

TELUS may require that a Mandatory Change be accepted by TI by the delivery of a written request (each, a “Mandatory Change Request”) to TI, in which case the following provisions will apply:

(a)                                 the approval or agreement of TI to the Mandatory Change Request is not required;

(b)                                 the Mandatory Change Request will immediately become a Change Order upon the issuance by TELUS, and TI will cooperate with TELUS as required for the implementation of the Mandatory Change following receipt of the Mandatory Change Request from TELUS as soon as reasonably practicable to do so, provided that:

(i)                       TI shall not be required to accept the implementation of any Mandatory Change which, if implemented, would cause TI to be non-compliant with applicable Laws or a contract with a Transferred MITS Customer (an “Excluded Mandatory Change”); and

(ii)                    any Excluded Mandatory Change shall be handled by the Parties as a regular Change.

(c)                                  if, as a result of the Mandatory Change, the Fees are to be increased, decreased or otherwise changed, or any Performance Standards, time frames, or other terms and conditions of this Agreement, including the Schedules, will be impacted, and a determination must be made regarding the particulars of such increase, decrease, change or impact, then the following procedures will apply:

(i)                       TELUS’ Mandatory Change Request in respect of a Mandatory Change will include its proposed adjustment to the Fees and any impact on Performance Standards, time frames or other terms, with supporting information, including with regard to any increase or decrease to the Fees (the “Impact Assessment”);

(ii)                    after TI has received and reviewed the Impact Assessment from TELUS, TI will, acting reasonably, and after due consideration of the proposed Impact Assessment, and by written notice to TELUS, set the adjustment to the Fees or such other adjustment or change to the Performance Standards, time frames or other terms and conditions of this Agreement including the Schedules, which adjustment or change will take effect immediately;

(iii)                 if TELUS disputes any adjustment or change set by TI pursuant to paragraph (ii) above, TELUS may implement the Mandatory Change notwithstanding the dispute and the dispute will be settled pursuant to the Dispute Resolution Process; and

(iv)                the adjustment or change determined by TI will apply until any Dispute has been resolved between the Parties, at which time the Parties will make such adjustments as may be necessary to give effect to the resolution of the Dispute, retroactive (to the extent possible) to the date of the implementation of the Mandatory Change giving rise to such Dispute; and

(v)                   the undisputed portion of any adjustment to Fees as set forth in the Impact Assessment will be paid by TI, with any adjustment to Fees subject to any Dispute being payable upon resolution of the Dispute.

5.4                               Change Orders

(a)                                 A Change Request or a Mandatory Change Request will become a “Change Order” when the requirements of the procedures to consider such Change Request or Mandatory Change Request set out in this Article 5 have been satisfied, and the Change Request or Mandatory Change Request is approved by the Parties, where such approval is required pursuant to this Article 5.

(b)                                 If the Parties proceed with a Change Order (whether as the result of a Change Request or a Mandatory Change Request), then the Change Order will constitute an amendment to this Agreement and/or the applicable Schedule and the TSSA Budget/Actuals.  From and after the effective date of a Change Order, this Agreement including any applicable Schedule and the TSSA Budget/Actuals will be interpreted as having been amended by the Change Order.

(c)                                  Any Dispute with respect to a Change, including but not limited to any Fee adjustment required as a result of a Change, shall be treated as a Dispute and dealt with in accordance with the Dispute Resolution Process, up to but not including arbitration (except with respect to a Mandatory Change, which may be subject to arbitration).

ARTICLE 6
FEES

6.1                               Guiding Principles in Establishing the Fees

The Fees payable by TI to TELUS pursuant to this Agreement have been established and are set forth in the TSSA Budget/Actuals, and shall be established for any Changes, on a full cost-plus recovery basis (including direct costs and indirect overhead costs).

6.2                               Fees

(a)                                 In consideration of TELUS providing the Services, TI shall pay to TELUS the Fees set forth in the TSSA Budget/Actuals, subject to adjustment in accordance with Section 6.3 and Section 6.4, and all applicable Taxes and Regulatory Fees. Except as otherwise specified in any addendum to the TSSA Budget/Actuals that is agreed to pursuant to the Change Management Procedures describing New Services, the first invoice for any New Service will include the one-time charges, if any, set forth in the applicable Change Order, as described in Section 5.2(c).

(b)                                 TI shall reimburse TELUS for actual out-of-pocket expenses which are reasonable and necessary for TELUS to incur in order to perform the Services in question, provided that such payments shall not exceed the limits, if any, set forth in the applicable portion of the TSSA Budget/Actuals, and provided that TELUS submits reasonable supporting documentation with respect to such pass-through expenses.

(c)                                  Except for the Fees and other charges expressly provided for in this Agreement, and except as otherwise set forth in the TSSA Budget/Actuals, TI shall not be responsible for any fees, charges or expenses incurred by TELUS.  Except as otherwise expressly provided in this Agreement, each Party will be responsible for its cost of providing all facilities, personnel, training, supplies and other resources as are necessary to perform its obligations under this Agreement.

(d)                                 Except if otherwise agreed between the Parties, the Fees will be invoiced and paid in Canadian dollars.

6.3                               Fee Adjustments

(a)                                 The Parties recognize that the nature of support required by TI from TELUS may change over time, and that the cost of delivering the Services may fluctuate over time, based on various factors.  As such, the Parties agree to meet, through the Governance Process, on a semi-annual basis (including as part of the year-end budgeting process), to review and if necessary to adjust the Fees for the following six month period, so as to reflect the guiding principles set forth in Section 6.1. In considering whether an adjustment to the Fees should be made, each Party shall, acting reasonably and in good faith, consider the following factors (amongst any other factors that the Parties may deem relevant):

(i)                       Actual volume of Services rendered in the previous six month period or calendar year, and anticipated volume of Services expected to be rendered in the next six month period or calendar year (taking into account special or non-recurring projects, events or situations that may have caused, or may be expected to cause, the volume of Services to fluctuate materially from period to period), to the extent that these materially affect any assumptions upon which the Fees were established, as set out in the TSSA Budget/Actuals; and

(ii)                    TELUS’ cost to provide the Services, including costs associated with any unique “high-touch” or quality elements to the Services that increase the delivery cost as compared with standardized services.

(iii)                 For clarity, where Fees have been adjusted, TELUS will conduct the next Fee adjustment using the new adjusted Fees.

(iv)                For greater certainty, Third Party costs being charged to TI on a pass-through basis, whether incorporated into the Fees or charged separately will simply continue to be charged on a pass-through basis, without markup.

(b)                                 If there is any Dispute as to the process or outcome of the discussions surrounding proposed adjustments to the Fees, the Dispute shall be resolved under the Dispute Resolution Process, up to but not including arbitration. Where the Dispute involves TI disputing a proposed material increase in Fees or TELUS disputing a proposed material decrease in Fees, then either Party may, by providing written notice to the other Party:

(i)                       within sixty (60) days of the matter being discussed but not resolved at the end of the period set out in Section 10.1(d) in the case of a termination by TI, or

(ii)                    within ninety (90) days of the matter being discussed but not resolved at the end of the period set out in Section 10.1(d) in the case of a termination by TELUS,

terminate the Services which are the subject of the Fee dispute.

(c)                                  If the Parties fail to meet in any semi-annual period to review and if necessary to adjust the Fees for the following period, or if there is a Dispute over any proposed adjustment to the Fees, then the Fees will remain the same until the Dispute is resolved or the Parties otherwise meet and agree on any adjustments to the Fees (at which point the Fees shall be retroactively adjusted to the beginning of the applicable semi-annual period).

(d)                                 Section 6.3(a) shall not apply to any specific fixed Fees which have been agreed to by the Parties for a specific MITS customer opportunity.

6.4                               Monthly Payments

(a)                                 As part of the semi-annual or annual Fee adjustment review process described in Section 6.3, the Parties will establish the monthly amount to be payable by TI to TELUS for the next period, for each of the Services, based on the assumptions (if any) set forth in the TSSA Budget/Actuals or in any addendum thereto.

(b)                                 Within ten (10) Business Days after the end of each month, or at such other time as may be agreed by the Parties, TELUS shall deliver an invoice to TI setting out Fees and applicable Taxes and Regulatory Fees associated with the delivery of Services during such month.  Such invoice shall be accompanied by reasonable supporting documentation. TI shall pay the amounts due within sixty (60) days following receipt of such invoice, by electronic funds transfer or any other means mutually acceptable to the Parties.

6.5                               Disputed and Unpaid Amounts

(a)                                 If TI wishes to dispute any amount payable under this Agreement, it shall do so through the Dispute Resolution Process. TI will promptly advise TELUS of the amount that TI considers to be in Dispute, together with a reasonably detailed description of the Dispute, and will promptly pay any undisputed portion.

(b)                                 Payment by TI shall not preclude TI from contesting any charges TI believes to be improper or incorrect; and acceptance by TELUS of any partial payment will not constitute a waiver by TELUS of any claim that it may have to receive full payment of the applicable amount.  Any such claims, whether by TI or by TELUS, shall be dealt with pursuant to the Dispute Resolution Process.

6.6                               Taxes and Regulatory Fees

(a)                                 The Fees do not include any Taxes or Regulatory Fees payable by TI under this Agreement.

(b)                                 TELUS will separately itemize for TI, in writing, all Taxes and Regulatory Fees (if any) payable by TI, unless otherwise specified or required by applicable Laws. TI shall pay Taxes and Regulatory Fees at the same time as the Fees.

(c)                                  Unless TI provides TELUS with a valid tax or regulatory exemption certificate that is received by TELUS in a timely manner prior to issuance of the invoice, TI will pay or reimburse TELUS for Taxes or Regulatory Fees which are payable by TI to any Governmental Authority under applicable Laws arising from the Services, when invoiced by TELUS. TI’s obligations pursuant to this clause shall survive any termination of this Agreement.

(d)                                 TELUS will specify in writing to TI any applicable tax registration numbers and any other information required under applicable Laws.

(e)                                  TELUS shall not be required to honor or comply with any Tax or Regulatory Fee exemption unless TELUS has first received a valid and acceptable Tax or Regulatory Fee exemption certificate or other appropriate documentation issued by the applicable Governmental Authority.

(f)                                   If TI claims a Tax or Regulatory Fee exemption and TELUS relies on such exemption and does not collect the Tax or Regulatory Fee, and such certificate or other reliance by TELUS is subsequently found to be invalid by a Governmental Authority, then TI shall compensate TELUS for any assessments for such Tax or Regulatory Fee levied on TELUS, and TI shall be liable for any such uncollected Tax or Regulatory Fee, as well as any and all late charges, penalties or interest assessed thereon by any Governmental Authority.

(g)                                  The Parties agree to cooperate with each other in good faith to enable each Party to determine its Tax liabilities accurately and to reduce such liabilities to the extent permitted by applicable Law, including without limitation by way of such Tax elections as may reasonably be requested by the other Party, provided that neither Party shall be required to agree to any Tax election or to any Change in the structuring of the Fees (or any other Change) requested by the other Party if and to the extent that such Party reasonably believes that such Tax election or Change could have material adverse Tax consequences for it.

6.7                               Maintenance of Records

In order to be able to provide TI with detailed information concerning the Services, TELUS will keep all operational Data of TELUS relevant to the provision of the Services and the calculation of the Fees for a period of eighteen (18) months following the date they are rendered, or such longer period as may be required by applicable Law or by TELUS document retention policies. In the case of any pass-through charges and expenses or payments made by TELUS on TI’s behalf, TELUS will preserve copies of all supporting vouchers, invoices and other documentation showing all expenditures, charges, taxes and related calculations.  At the end of the Term, or otherwise prior to destruction, TELUS shall provide to TI copies, at TI’s expense (based on actual cost without mark-up), of all such records.

6.8                               Set-Off

TI may, upon written notice to TELUS, set off and deduct, from any amounts payable to TELUS under this Agreement, any undisputed amounts payable to TI by TELUS.  The failure by TI to set off or deduct any amount from an invoiced payment will not constitute a waiver of TI’s right to set off, deduct or collect such amount.

6.9                               Price Adjustment for Fees paid by TI for Services provided by TELUS

The Parties intend for the Fees paid hereunder to be on arm’s length terms and conditions. If TELUS and TI subsequently mutually determine, or if the Canada Revenue Agency (“CRA”) issues, or proposes to issue, assessments or reassessments of additional liability for Taxes or in respect of any other matter by reason of asserting that any Fee paid hereunder is less than or greater than the price that would have been agreed to between Persons dealing at arm’s length (a

“proposed adjustment”), then the relevant Fee shall be increased or decreased as necessary but only to the extent that the Fee so revised is (i) acceptable to the Parties hereto, or (ii) established by the CRA or a court of competent jurisdiction (after all relevant objection or appeal rights have been exhausted or all time periods for appeal have expired without appeals having been taken) to be the price that would have been agreed to between Persons dealing at arm’s length (a “final resolution”). Where any Fee paid hereunder relates to a Service that is resupplied by a Party to a non-resident, any proposed adjustment or final resolution in respect of the Service that is resupplied to a non-resident shall be taken into account in determining the amount of any proposed adjustment or final resolution with respect to that Service under this paragraph. Each Party agrees to promptly notify the other Party of the details of (a) any proposed adjustment issued by the CRA, and (b) any final resolution of any such proposed adjustment (including in each case in respect of a resupply of a Service by a Party to a non-resident).

If a particular Fee is varied in the circumstances described in the preceding paragraph, then the Parties shall take such steps as may be necessary to reflect properly an appropriate adjustment to the Fee as varied.

ARTICLE 7
RELATIONSHIP MANAGEMENT

7.1                               Governance Process

(a)                                 In order to effectively implement and manage the services relationship to enable the Parties to realize their mutual objectives set out in Section 2.1, the Parties have agreed to institute and maintain a structured governance process, the details of which are set out in Schedule 7.1.

(b)                                 On a semi-annual basis during the Term, the Agreement Coordinators will review the overall Governance Process, so as to potentially enhance the effectiveness of the structure and processes in order to enable the Parties to:

(i)                       clearly understand their responsibilities under the Agreement;

(ii)                    work co-operatively together over the Term; and

(iii)                 have a governance structure that is practical, timely and effective.

The Agreement Coordinators will submit their written recommendations for improvements, if any, to the Governance Process to the Agreement Executives for approval. Once approved, TELUS will prepare within [***] a Change Order which documents the approved improvements.

ARTICLE 8
POLICIES, REGULATIONS AND GUIDELINES

8.1                               TELUS Policies and Codes

TELUS shall, in delivering the Services to TI, comply with applicable TELUS written policies and codes listed in Schedule 8.1 and any other written policies and codes made available to TELUS from time to time by TI that may affect the delivery of the Services to TI.  New, additional or amended policies and codes applicable to the delivery of the Services will be subject to the Change Management Procedures.

8.2                               Security Policies and Regulations

(a)                                 Without limiting the generality of Section 8.1, each Party and its Representatives and subcontractors will at all times comply with all security policies and regulations applicable to the other Party’s premises, facilities, systems and data, of which such Party is made aware. In the event that any Representative or subcontractor of a Party fails to comply with such policies and regulations, the other Party may prohibit such Representative or subcontractor from using or accessing the applicable premises, facilities, systems or data and, in the case of TELUS Representative or subcontractor, TELUS will immediately remove such individual from the provision of Services pursuant to this Agreement. Further, if in the sole opinion of a Party, any of the Representatives or subcontractors of the other Party are deemed to present a security risk to such Party, such Party may immediately terminate such individual’s access to its premises, facilities, systems and/or data and/or the premises, facilities, systems and/or data of its customers. Notice of such action will be provided to the other Party as soon as reasonably practicable. Any TELUS Representatives removed from the provision of the Services or whose access to TI’s premises, facilities, systems or data or the premises, facilities, systems or data of TI’s customers (including TI’s MITS customers) is terminated pursuant to this Section will be replaced by TELUS with regard to the provision of the Services within three (3) Business Days of such removal or termination.

(b)                                 Subject to applicable Law and except as otherwise set forth in Schedule A or Schedule 4.1, TELUS will conduct, at its own expense, background and security checks for all of TELUS’ Representatives who will be engaged in providing Services under this Agreement and will cause each subcontractor to conduct such checks on those of its employees who will be engaged in providing subcontracted services. The Parties may agree to supplement or modify the requirements of such policies in Schedule A or any other schedule. Prior to allowing a TELUS Representative to commence providing Services, or a subcontractor representative to commence providing subcontracted services, TELUS must have received a confirmed clear background and security check (meaning no criminal convictions and no criminal charges pending) in accordance with this Section for such individual.

ARTICLE 9
OTHER OBLIGATIONS

9.1                               Disaster Recovery / Business Continuity

In addition to any additional disaster recovery, crisis management and business continuity plans and procedures that may be set forth in Schedule 4.1 with respect to the Managed IT and Network Services, TELUS shall, for all Services,  maintain and comply with reasonable disaster recovery, crisis management and business continuity plans and procedures designed to help ensure that it can continue to provide the Services in accordance with this Agreement in the event of a disaster or other significant event that might otherwise impact its operations.  Upon the written request of TI, TELUS shall (i) disclose TELUS’ disaster recovery, crisis management and business continuity plans and procedures applicable to a Service to TI and (ii) permit TI to participate in testing of such disaster recovery, crisis management and business continuity plans and procedures, in each case so that TI may assess such plans and procedures and develop or modify its own such plans and procedures in connection with the Service as TI reasonably deems necessary.

ARTICLE 10
DISPUTE RESOLUTION

10.1                        Dispute Resolution Process

(a)                                 The Parties agree to use good faith efforts to resolve any dispute, controversy or claim relating to or arising from or related to this Agreement including any provision of the Schedules or the TSSA Budget/Actuals (in each case, a “Dispute”), in accordance with the Dispute Resolution Process set forth in this Article 10. In the case of a Dispute in respect of a particular Service, TELUS and TI will first attempt in good faith to resolve such Dispute informally through their Service Coordinators, as set forth in Schedule A or Schedule 4.1.  If the Service Coordinators are not able to resolve such Dispute within ten (10) Business Days or such other time period as may be set forth in Schedule A or Schedule 4.1, either Party may commence the formal Dispute Resolution Process under this Article 10.

(b)                                 Either Party may commence the Dispute Resolution Process by informing the Agreement Coordinator of the other Party in writing of the nature of the Dispute with all relevant information (a “Dispute Notice”).  The Agreement Coordinators will meet within five (5) Business Days of the receipt of the Dispute Notice to review the information with the objective of resolving the Dispute.

(c)                                  If the Agreement Coordinators are unable to resolve the Dispute within ten (10) Business Days of the meeting referred to in Section 10.1(b) above, either TELUS or TI may refer the matter to the Agreement Executives by written notice to the Agreement Executives in accordance with Schedule 7.1.  The Agreement Executives will meet as often as reasonably required and each Party will provide any information reasonably required by the Agreement Executives related to the Dispute, with the objective of resolving the Dispute. If the Agreement Executives are unable to resolve the Dispute within ten (10) Business Days of the referral of the Dispute, or within any other delay as may be agreed between the Parties, either Party may, by written notice to the other Party, refer the Dispute to the TELUS CFO and the TI CEO for resolution.

(d)                                 If the TELUS CFO and the TI CEO are unable to resolve the Dispute within ten (10) Business Days after the Dispute has been referred to them, or within any other delay as may be agreed between the Parties, it shall, subject to Section 10.1(f) below, be resolved by binding arbitration as set out below.

(e)                                  Any Dispute which cannot be settled in accordance with Sections 10.1(a) to 10.1(d) above, shall be exclusively settled in accordance with this Section 10.1(e) to the exclusion of the courts, subject to the exceptions contained at Section 10.1(f).

The Parties shall attempt within ten (10) days of the date of referral to arbitration to agree on a single arbitrator who shall be called to the British Columbia bar and be familiar with commercial law and the IT industry.  If the Parties are unable to agree upon an arbitrator, then either Party may apply to the British Columbia International Commercial Arbitration Centre for the appointment of the arbitrator, in accordance with its rules of procedure.  The arbitrator shall proceed with the hearing within fifteen (15) days of his/her appointment and shall render a decision within fifteen (15) days after the completion of the hearing.  The Parties will apply the procedure rules determined by the arbitrator.  The arbitration and the arbitral award shall be held confidential.  The seat of arbitration shall be Vancouver, British Columbia and the arbitration shall be conducted in English.  The award of the arbitrator shall be final and binding.  All the expenses related to the arbitration shall be shared equally by the Parties, unless otherwise decided by the arbitrator.

(f)                                   Notwithstanding any provision contained in this Agreement to the contrary, the Parties agree that the Dispute Resolution Process set forth in this Article 10 shall not apply in circumstances where:

(i)                       the claimant is seeking a temporary restraining order or other immediate injunctive relief;

(ii)                    a Third Party has brought a claim in court against one Party, who wishes to implead the other Party in such proceeding, except with the consent of such Third Party; or

(iii)                 the dispute relates to Claims in respect of Intellectual Property, whether initiated by Third Parties or by a Party.

The Parties further agree that Section 10.1(e) shall not apply in circumstances where this Agreement specifically references arbitration as not being applicable.

(g)                                  The Agreement Coordinators will record and save in a mutually determined location all documentation related to a Dispute (including the final outcome of same) within five (5) Business Days after its final resolution.

10.2                        Reliability - Performance Notwithstanding Dispute

The Parties agree that, in light of the paramount importance of the reliability of the Services, in order to fulfil the Customer First obligations of the Parties, except where clearly and unambiguously prevented by the nature of the matter that is the subject of the Dispute and without limiting either Party’s rights of termination under Article 16, each of the Parties shall continue performing their respective obligations under this Agreement (including payment of Fees in the case of TI and the performance of Services in the case of TELUS) while the Dispute is being resolved, unless and until such obligations are terminated or expire in accordance with the provisions of the body of this Agreement or Schedule A or Schedule 4.1, as applicable.  For greater certainty, each of the Parties agrees that only the specific item that is the subject of the Dispute shall be subject to the Dispute Resolution Process under this Article 10 (for example, if a portion of an invoice is disputed by TI, only the disputed amount will be subject to the Dispute Resolution Process and TI will be required to pay the non-disputed amount).

ARTICLE 11
INTELLECTUAL PROPERTY

11.1                        Pre-existing Intellectual Property

(a)                                 All Intellectual Property Rights and all Proprietary Materials owned by a Party, its licensors or subcontractors as at the Effective Date shall continue to be owned by such Party, its licensors or subcontractors and, except as expressly provided in this Agreement, the other Party shall not acquire any right, title or interest in or to such Intellectual Property Rights or the Proprietary Materials.

(b)                                 TI grants to TELUS (with a right to grant a sublicense to any Affiliate or approved subcontractor of TELUS) a non-exclusive, non-transferable right and royalty-free license during the currency of this Agreement to use any Intellectual Property Rights and the Proprietary Materials of TI to the extent necessary for, and for the sole purpose of, providing the Services and otherwise performing its obligations under this Agreement.

(c)                                  TELUS shall retain ownership of all its property rights on the programs, software, internal procedures, methodologies, including without limitation process documentation and scripts written by TELUS for its internal use.

(d)                                 All right, title and interest in any and all Intellectual Property Rights resulting or based on any Services provided by TELUS to TI hereunder shall be owned exclusively by TELUS.

(e)                                  The Parties agree that title, rights and licences granted under this Agreement are subject to any trademark or copyright owned by a software supplier and that is subject to its terms and conditions.  The Parties shall not remove any copyright or other proprietary notices and shall ensure that all such notices are duly reproduced.

11.2                        Residual Knowledge

Nothing contained in this Agreement shall restrict either Party from the use of any know-how, concepts, or modifications of concepts, methodologies, processes, technologies, algorithms or techniques relating to the Services which either Party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such Party does not breach its confidentiality obligations specified in this Agreement or infringe the Intellectual Property Rights of the other Party.

ARTICLE 12
AUDIT

12.1                        Audits and Inspections

(a)                                 During the Term and for a period of twelve (12) months after the end of the Term, (but not more than once in any calendar year) TELUS will provide TI and any internal or external auditor appointed by TI, upon seven (7) days prior written notice from TI, with reasonable access to all facilities, systems, personnel resources and assets used by TELUS or any subcontractor to provide the Services and to all relevant books and records in order to conduct audits and inspections in order to verify:

(i)                       TELUS’ calculation of the Fees and other charges payable by TI (including providing access to all raw Data from which such reports are compiled);

(ii)                    any pass-through expenses charged by TELUS to TI under this Agreement and the Schedules;

(iii)                 compliance with privacy and protection of Personal Information obligations under this Agreement and the Schedules; and

(iv)                the physical, data, and access security arrangements and the quality, accuracy or controls and processes relating to such arrangements.

(b)                                 Subject to applicable confidentiality requirements, TELUS shall, as part of the Services, provide to TI and its auditors any assistance that they may reasonably require in connection with an audit or inspection.  TELUS shall use all reasonable efforts to arrange its affairs, relationships and agreements in such a way that TI and its auditors can conduct their activities as permitted by this Section.

(c)                                  Audits and inspections will be conducted at TI’s expense (except for TELUS’ internal time, which shall be at its own cost and expense) unless such audit or inspection reveals a net discrepancy in favour of TI of greater than 5% in respect of amounts that were charged under this Agreement in respect of the time period examined, in which case TELUS shall reimburse TI for all reasonable out-of-pocket costs incurred by it in connection with such audit or inspection, subject to the provision by TI of reasonable supporting documentation.

(d)                                 If the proposed auditor is a Third Party, the auditor shall be required to enter into a non-disclosure agreement in a form to be agreed between the Parties, which shall include at least the same level of non-disclosure obligations as those contained in this Agreement.  Without limiting the generality of the foregoing: (i) the form of non-disclosure agreement shall provide that all information obtained through the audit will be considered to be confidential information which cannot be disclosed or used by the auditor for any purpose other than the audit; and (ii) if the proposed auditor is a direct competitor of TELUS, it shall be a requirement that the staff members of the auditor establish a confidentiality screen to the satisfaction of TELUS, acting reasonably, to prevent the internal disclosure by the audit staff of the auditor to the staff which are carrying on the competitive activity.

(e)                                  No audit or inspection shall relieve TELUS from its obligations to comply with the provisions of this Agreement.

12.2                        Compliance

(a)                                 TI will provide TELUS with a copy, which at TI’s option may be a redacted copy, of any report produced in connection with an audit or inspection conducted by TI under this Agreement. TELUS shall respond in writing to any deficiencies noted in the report within thirty (30) days of receipt of the report.  If any audit or inspection reveals that TELUS is not in compliance with any provision of this Agreement or any applicable generally accepted accounting principle, TELUS shall promptly bring itself into compliance, and shall complete and communicate in writing to TI for TI’s approval a plan for timely resolution of the deficiencies identified.

(b)                                 If, as a result of any such audit or inspection, it is determined that there have been reporting errors, including both undercharges and overcharges, and the net result of such errors is an amount owing by one Party to the other, then TELUS shall promptly pay to TI, or TI shall promptly pay to TELUS, as applicable, the amount owing. Notwithstanding the foregoing, a Party shall not be obligated to make an adjustment payment to the other Party under this Section unless the net discrepancy is greater than 5% (in which case it will be obligated to make a payment for the entire amount of the discrepancy, not only the excess over such 5% threshold).

ARTICLE 13
INSURANCE

13.1                        Insurance

(a)                                 Each Party will, without limiting its liability under this Agreement or its obligations under applicable Laws, at its own expense, obtain and maintain in full force and effect throughout the Term, the following insurance coverage, including coverage for their respective officers, directors and employees:

(i)                       Commercial General Liability Insurance with a limit of [***] inclusive per occurrence and insuring against claims for bodily injury, personal injury, death, and property damage, including loss of use, arising out of each Party’s respective operations under this Agreement. Such insurance will include:

(A)                   Contractual liability, including this Agreement;

(B)                   Products and completed operations liability;

(C)                   Non-owned automobile liability;

(D)                   Contingent employer’s liability; and

(E)                    Cross liability or severability of interests clause.

TI’s commercial general liability policy shall include TELUS and its directors, officers and employees as additional insureds but only with respect to liability arising out of TI’s operations under this Agreement. TELUS’ commercial general liability policy shall include TI and its directors, officers and employees as additional insureds but only with respect to liability arising out of TELUS’ operations under this Agreement.

(ii)                    Automobile Liability Insurance with a limit of [***] inclusive per occurrence and insuring against claims for bodily injury, including death, and for property damage arising out of the use or operation of each Party’s owned and leased vehicles if such vehicles are used in the performance of this Agreement.

(iii)                 Technology, Media and Professional Liability Insurance having limits of [***] each claim and in the annual aggregate insuring against claims arising out of any negligent act, error or omission, or any unintentional breach of contract, in rendering or failure to render Services under this Agreement. Such policy shall also insure against claims for (i) the theft, loss or unauthorized disclosure of personally identifiable non-public information and (ii) a security breach that results in the alteration, corruption, destruction, deletion or damage to data; the failure to prevent transmission of malicious code; or a denial of service attack. The policy shall also include coverage for notification costs, defense costs and crisis management, forensic and investigative expenses.

(iv)                Workers’ Compensation Insurance in compliance with the Laws and other statutory obligations imposed by the jurisdiction in which the Services are being provided, whether federal, provincial, or state pertaining to the compensation of injured employees assigned to the Services including voluntary compensation.

(v)                   Employer’s Liability Insurance of [***] when any portion of the Services are provided by employees based in the United States.

(b)                                 All insurance policies required pursuant to this Article 13 will be placed with insurers having an AM Best rating of “[***], or the equivalent, and which are licensed to provide insurance coverage in the jurisdictions in which the Services will be conducted.

(c)                                  The products and completed operations endorsements required by paragraph 13.1(a)(i) and the Technology, Media and Professional Liability Insurance required by paragraph 13.1(a)(iii) shall be maintained on a continuous basis for [***]subsequent to termination of this Agreement.

(d)                                 Each Party shall be responsible and pay for any self-insured retention, deductibles, and exclusions in coverage in the policies they are required to obtain and maintain under this Article 13.

(e)                                  Each Party will deliver to the other Party up-to-date insurance certificates evidencing such required coverage before the commencement of this Agreement and within fifteen (15) days of the renewal of any such policy provided that neither Party has any obligation to examine such certificates or to advise the other Party in the event its insurance is not in compliance with this Article 13.

(f)                                   Each Party will cause any of their subcontractors or sub-consultants to obtain and maintain reasonable levels and types of insurance coverage that a prudent subcontractor or sub-consultant would obtain and maintain given the nature of services they may provide in connection with this Agreement and including coverage for their respective officers, directors and employees.

(g)                                  Neither the providing of insurance by either Party in accordance with the requirements of this Agreement nor the insolvency, bankruptcy or failure of any insurance company to pay any claim accruing shall be held to waive any of the provisions of this Agreement with respect to the liability of either Party or otherwise. The presence or absence of such insurance coverage as contemplated by this Agreement does not in any way decrease each Party’s liability owed to the other Party.

ARTICLE 14
CONFIDENTIALITY, ACCESS AND SECURITY

14.1                        Definitions

(a)                                 “Confidential Information” means all information which can reasonably be considered to be confidential and proprietary, whether transmitted electronically or in written form, relating to the business, operations, processes or technology of the Disclosing Party or any of its Affiliates, which shall include but not be limited to all data, reports, interpretations, financial statements, forecasts and records containing or otherwise reflecting information concerning the Disclosing Party or any of its Affiliates which the Receiving Party or its Representatives may receive from the Disclosing Party in connection with this Agreement, including Proprietary Materials, business and marketing strategies (including pricing policies, cost and profit information, customer information, supplier information), product development plans, information relating to the design of equipment or facilities or products, trade secrets, together with other documents, which contain or otherwise reflect information regarding the Disclosing Party and/or any of its Affiliates.  This Agreement and the TSSA Budget/Actuals is part of the Confidential Information, and constitutes joint Confidential Information of both TI and TELUS.

(b)                                 “Disclosing Party” means the Party disclosing the Confidential Information or on behalf of whom Confidential Information is disclosed to the Receiving Party.

(c)                                  “Receiving Party” means the Party receiving Confidential Information and such of its Representatives as may receive Confidential Information on its behalf.

14.2                        Exchange of Confidential Information

Confidential Information shall remain the sole and exclusive property of the Disclosing Party that has disclosed the Confidential Information and the Disclosing Party shall retain all right, title and interest in and to the Confidential Information it has disclosed to the Receiving Party except as may be provided otherwise in Article 11 (Ownership of Intellectual Property).  The Receiving Party shall at all times maintain the Confidential Information in strict confidence, and shall use and copy the Confidential Information solely to carry out the activities contemplated by this Agreement and shall not otherwise use or copy the Confidential Information for any purpose including achieving any other commercial or financial benefit.  In addition, the Receiving Party shall not, subject to Section 14.3 below, publish, disseminate or disclose the Confidential Information to others without the Disclosing Party’s prior written consent. Each Party shall comply with all requirements of applicable Law concerning the protection, security and segregation of Confidential Information.

14.3                        Exclusions

The Receiving Party’s obligations under Section 14.2 shall not apply to information which:

(a)                                 it can be shown was lawfully known or independently developed by the Receiving Party prior to use by or disclosure to the Receiving Party, without any reference to the Confidential Information of the Disclosing Party;

(b)                                 is previously known to or in the Receiving Party’s lawful  possession prior to the date of disclosure as evidenced by the Receiving Party’s written record and was not so provided to the Receiving Party under circumstances where the Receiving Party was under a duty of confidentiality;

(c)                                  is obtained by the Receiving Party from an arm’s length Third Party having a bona fide right to disclose same and whom the Receiving Party reasonably concludes, after due inquiry, was not otherwise under an obligation of confidence or fiduciary duty to the Disclosing Party or its Representatives;

(d)                                 is or becomes public knowledge through no fault or omission of, or breach of this Agreement by, the Receiving Party or its Representatives; or

(e)                                  is licensed for use by the Receiving Party, to the extent that such information is reasonably required to be disclosed in connection with the provision of the Services (or services provided in place of the Services) and the Person to whom such Confidential Information is disclosed has agreed in writing to keep such Confidential Information strictly confidential; or

(f)                                   subject to Section 14.5 (Compelled Disclosure) below, is required to be disclosed pursuant to a final judicial or governmental order or other legal process or requirements of any stock exchange or securities regulatory authorities or Law.

The foregoing shall not be interpreted as a grant of permission by or a grant of license by the Disclosing Party to the Receiving Party in respect of the use or disclosure of information in breach of any applicable Law or the use or disclosure of information of pertaining to any other Person.

14.4                        Disclosure to Representatives

The Receiving Party is permitted to disclose the Confidential Information only to such of its Representatives, or in the case of TELUS its subcontractors, who need to know the Confidential Information to carry out the activities contemplated by this Agreement. The Receiving Party hereby specifically covenants and agrees that it shall ensure that its Representatives, and in the case of TELUS its subcontractors,  comply with and are bound by the terms and conditions of this Article 14.

14.5                        Compelled Disclosure

In the event that a Receiving Party, or anyone to whom a Receiving Party discloses Confidential Information pursuant to this Agreement or otherwise, becomes legally compelled to disclose any Confidential Information of the Disclosing Party, it shall immediately advise the Disclosing Party of that fact. The Receiving Party will then, at the request of the Disclosing Party, exercise commercially reasonable efforts to prohibit the disclosure of the Confidential Information. In the event that both Parties are unable to prevent the disclosure in such aforesaid circumstances of such Confidential Information, the Receiving Party will, or will use commercially reasonable efforts to cause such person to whom the Receiving Party disclosed the Confidential Information, to furnish only that portion of the Confidential Information which the Receiving Party is advised by written opinion of counsel is legally required to be furnished by the Receiving Party to such person and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be afforded to that portion of the Confidential Information so furnished.

14.6                        TI Data

(a)                                 Without limiting the generality of Section 14.1, all Data provided by TI to TELUS  and all data created by TELUS in connection with the Services, other than TELUS’ back office data (such as TELUS’ human resources, financial and administrative data and correspondence), whether prepared by TELUS, TI or a Third Party in any form (collectively, the “TI Data”) will at all times remain the exclusive property of TI. Except as otherwise expressly approved by TI, TELUS:

(i)                       shall not use TI Data other than in connection with providing the Services; and

(ii)                    shall not sell, assign, lease or otherwise commercially exploit TI Data.

(b)                                 Upon TI’s request, at any time, where required by applicable Law or where not required by TELUS to perform its obligations under this Agreement, or upon termination or expiration of this Agreement, TELUS will promptly return to TI, in the format and on the media then existing, all or any part of the TI Data or applicable TI Data, as the case may be, and erase or destroy all or any part of the TI Data, as applicable, in TELUS’ possession or control, in each case to the extent so requested by TI.

14.7                        Remedies

The Receiving Party agrees that damages alone may not be a sufficient remedy in the event of breach of the provisions of this Article 14 and that the Disclosing Party shall be entitled to equitable relief, including a restraining order, injunctive relief, specific performance and/or other relief as may be granted by any court to prevent breaches of this Article 14 and to enforce specifically the terms and provisions hereof in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which the Disclosing Party may be entitled at Law or in equity in the event of any breach of the provisions hereof.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article 14 but shall be in addition to all other remedies available at law or in equity.

14.8                        Return of Confidential Information

Each Party shall promptly return to the other Party, upon the termination or expiration of this Agreement, or certify as destroyed, all Confidential Information of the other Party in whatever form, including all electronic and magnetic copies and notes thereof, regardless of whether such Confidential Information was furnished by the Disclosing Party, except that:

(a)                                 TI shall not be obligated to return to TELUS any Confidential Information included in Proprietary Materials of TELUS licensed to TI; and

(b)                                 TELUS may, subject to the terms of this Article 14, keep a copy of any Confidential Information that is reasonably required by TELUS to fulfill or demonstrate that it has fulfilled its obligations under this Agreement.

ARTICLE 15
PROTECTION OF PERSONAL INFORMATION

15.1                        Definitions

For the purposes of this Article and elsewhere in this Agreement and the TSSA Budget/Actuals:

(a)                   “Personal Information” means information that:

(i)                       is about an identifiable individual, including information that either TELUS or TI can associate with, or relate back to, an identifiable individual; and

(ii)                    is disclosed or transferred by TI to TELUS pursuant to this Agreement or is otherwise collected or compiled by TELUS in the performance of the Services;

(b)                   “Privacy Laws” means all privacy legislation applicable to TELUS or TI in the course of Processing Personal Information in connection with the Services; and

(c)                    “Processing” or “Process” means the collection, use, modification, retrieval, disclosure, storage, anonymization, deletion, and management of Personal Information.

15.2                        Protection of Personal Information

TELUS agrees that:

(a)                   in providing the Services, it shall comply with Privacy Laws;

(b)                   as between TI and TELUS, all Personal Information (excluding any information that has been disclosed by TELUS to TI or a TI Affiliate or subcontractor in the course of obtaining services from TI under an Amended and Restated Master Services Agreement between the Parties dated January 1, 2021) is, and shall remain, the exclusive property of TI as the Data controller;

(c)                    TELUS as the Services provider will only Process Personal Information for the purposes of rendering the Services in accordance with the Agreement and as otherwise instructed by TI in writing from time to time;

(d)                   TELUS shall treat all Personal Information as confidential and shall limit access to Personal Information to those Representatives or authorized subcontractors who have a need to access such information in order to deliver the Services;

(e)                    TELUS shall advise its Representatives receiving Personal Information of the obligations of TELUS respecting confidentiality that are contained in this Article 15 and in Article 14 (Confidential Information);

(f)                     except as may be otherwise expressly provided for in the body of this Agreement or the Schedules, TELUS shall not disclose or transfer Personal Information and shall implement the obligations respecting confidentiality [***] contained in this Agreement, the Schedules or under applicable Laws that are intended to prevent TELUS Representatives or subcontractors from disclosing or transferring any Personal Information, to any third party, including any agent or subcontractor of TELUS, unless:

(i)                       TI has consented in writing to such disclosure or transfer, which consent TI may withhold in its absolute discretion; and

(ii)                    TELUS has obtained the written agreement of the third party to comply with all of the terms of this Article 15 with respect to Personal Information disclosed or transferred to it or otherwise collected or compiled by it;

(g)                                  TELUS shall take all agreed steps to implement [***], including measures required under applicable Privacy Laws, to [***] Personal Information against [***], including in the event of a disruption, disaster or failure of TELUS’ primary systems or operational controls;

(h)                                 TELUS shall establish, implement, maintain and fully comply with privacy policies (including privacy breach response) and practices designed to protect Personal Information from unauthorized access, use or disclosure or processing more generally, which will be specific to TELUS locations and operations;

(i)                                     TELUS shall permit Representatives of TI to review the privacy policies and documented practices of TELUS at any time during the Term, including the training of relevant personnel, as those policies and documented practices relate to Personal Information, and to request TELUS to make any changes, in accordance with the Change Management Procedures, that TI, acting reasonably, considers necessary in order to ensure compliance with TI privacy and [***] policies;

(j)                                    TELUS shall establish, implement, maintain and comply with the [***] to protect [***] of Personal Information, including those [***] set out elsewhere in this Agreement or the Schedules, which the Parties agree are adequate;

(k)                                 TELUS shall permit Representatives of TI to review [***] and to request TELUS, in accordance with the Change Management Procedures, to implement [***] as TI, acting reasonably, considers necessary in order to ensure compliance with [***];

(l)                                     unless otherwise agreed by the Parties in writing, TELUS shall not transfer or otherwise Process any Personal Information, either physically or electronically outside of the TELUS location(s) from which the Services are delivered, and shall implement the obligations respecting confidentiality or [***] contained in this Agreement, the Schedules or under applicable Laws that are intended to prevent TELUS Representatives or subcontractors from accessing Personal Information from outside of, the TELUS location(s) from which the Services are delivered and pursuant to which Services the Personal Information is being disclosed or accessed;

(m)                             TELUS shall immediately forward to the TI Privacy Office: (i) any inquiry by any individual relating to, among other things, access to, or the amendment of, any Personal Information, or (ii) any complaint received by TELUS relating to the Processing of Personal Information, and TELUS shall promptly comply and fully cooperate with all instructions of TI, as it may reasonably require, in responding to such inquiry or complaints;

(n)                                 unless expressly prohibited by Law, TELUS shall immediately notify TI of any inquiries, complaints, or notices of investigation or non-compliance received from any Canadian or foreign Governmental Authorities related to the Processing of Personal Information, and it shall promptly comply and fully cooperate with all instructions of TI, as it may reasonably require, in responding to such enquiries, complaints or notices, and any action taken in connection therewith;

(o)                                 if TELUS is required or becomes compelled by a law or a judicial, regulator or administrative order to disclose any Personal Information, TELUS shall, unless expressly prohibited by Law, promptly (and in any event before complying with any such requirement) notify TI in writing and shall comply and fully cooperate with all instructions of TI with respect to all related , including taking legally available steps to resist or limit the disclosure and to maintain confidentiality by the court or regulatory or administrative body;

(p)                                 if TELUS becomes aware of, or has reason to suspect, a security breach related to Personal Information, any unauthorized access to, or Processing of, any Personal

Information, or a breach of any of its obligations in this Article 15, TELUS shall immediately notify TI and TI’s Privacy Officer in writing, take all reasonable measures to rectify such breach and prevent any further breaches, and comply with all reasonable instructions of TI in investigating and remedying the breach and, upon request by TI, provide commercially reasonable assistance, including records or information, to enable TI to comply with obligations imposed on TI by applicable Law; and

(q)                                 upon the expiry or termination of this Agreement, or upon request of TI, TELUS shall cease any and all use of Personal Information and shall, at the written request of TI, either securely return all Personal Information to TI, including any copies in every media, or securely and permanently destroy it using appropriate means and certify in writing such return/destruction within a timeframe requested by TI, acting reasonably.  In the event applicable Law does not permit TELUS to comply with the return or destruction of the Personal Information, TELUS warrants that it shall ensure the strict confidentiality of the Personal Information and that it shall not Process any Personal Information by or on behalf of TI, or otherwise, after termination of the Agreement.

15.3                        No Conflict

TELUS agrees that its obligations under this Article 15 are in addition to, and not in substitution for, any other obligations respecting confidentiality or security that may be contained in this Agreement.

ARTICLE 16
TERMINATION

16.1                        Termination for Convenience

(a)                                 Unless otherwise agreed by the Parties and subject to any conditions in Schedule A, each Service other than a Managed IT and Network Service may be terminated in accordance with its respective provisions as set out in Schedule A, or, if there are no termination provisions in Schedule A for a particular Service, then that Service can be terminated by either Party upon giving six (6) months  prior written notice to the other Party (the “Basic Termination Notice Period”).

(b)                                 Unless otherwise agreed by the Parties, TI may terminate a Managed IT and Network Service in accordance with the applicable termination provision set out in Schedule 4.1 or, if there is no termination provision set out in Schedule 4.1 for such Service, then TI may terminate that Service upon giving six (6) months prior written notice to TELUS.

(c)                                  The Parties also acknowledge and agree that each Service may be terminated in whole or in part under this Section 16.1 without requiring termination of this Agreement or the remainder of the Services.

16.2                        Termination for Cause

Either Party may terminate this Agreement, or any one or more of the Services by providing written notice to the other Party, if the other Party is in material breach of its obligations under this Agreement or under the provisions of Schedule A or Schedule 4.1 relating to such Service(s), and the Party in breach fails to cure such material breach within:

(a)                                 thirty (30) days after receipt of written notice from the other Party describing the breach in reasonable detail; or

(b)                                 if the breach cannot reasonably be cured within thirty (30) days, within such reasonable additional time period as may be agreed by the non-breaching Party, provided that the Party in breach is exercising good faith and all commercially reasonable efforts to cure such breach.

Without restricting the ability of a Party to make a claim of material breach, a breach of any of the following will be deemed to a material breach of this Agreement: (i) applicable Law, (ii) the confidentiality provisions set forth in Article 14; (iii) the privacy and security provisions set forth in Article 15; and (iv) the assignment provisions set forth in Section 20.1.  For greater certainty, a failure by TI to pay the Fees or other charges hereunder for any Services rendered shall not constitute a material breach.

16.3                        Termination for Insolvency

Either Party can terminate this Agreement with immediate effect if the other Party makes a general assignment for the benefit of creditors or a proposal or arrangement under any applicable bankruptcy or insolvency legislation (or gives notice of its intent to make a proposal), if a petition is filed against the other Party under any applicable bankruptcy or insolvency legislation, and the other Party is not disputing such petition diligently and in good faith within ten (10) days of such petition being received, if the other Party shall be declared or adjudicated insolvent or bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed of or for the other Party or if the other Party shall propose a compromise or arrangement or institute proceedings to be adjudged bankrupt or insolvent or consents to the institution of such appointment or proceedings or admits in writing inability to pay debts generally as they become due.

16.4                        Termination for [***]

If at any time there is a proposed [***], which is not approved in advance by TELUS, TELUS may terminate this Agreement and all or any of the Services upon [***] prior written notice to TI, without penalty.

16.5                        Orderly Termination

(a)                                 In the event of the termination of a Service for any reason whatsoever (other than a termination by TI pursuant to Section 16.1(a)), TELUS shall as soon as possible and in any event within thirty (30) days of the termination date, prepare with TI a termination assistance plan and provide the termination assistance services specified therein for such period as TI may reasonably require, up to a maximum equal to, for each Service, the applicable transition assistance period as set out in Schedule A or Schedule 4.1 or , if no transition assistance period is specified in Schedule A or Schedule 4.1, the applicable termination notice period as set out in Schedule A or Schedule 4.1 or, if no termination notice period is set out Schedule A or Schedule 4.1, the applicable notice periods set out in Sections 16.1(a) or 16.1(b), respectively.

(b)                                 The Parties agree that during the termination assistance period:

(i)                       TELUS shall continue to provide the Services and TI shall continue to pay the Fees for such Services (provided that, where the termination is as a result of a default by TI, TELUS may, by written notice to TI, require payment in advance for any Services to be rendered); and

(ii)                    there will be no additional charges invoiced for the termination assistance services where such termination assistance services can be provided using then-current resources.

Notwithstanding the foregoing, if any Changes are required to implement the termination assistance services, such Changes shall be subject to the Change Management Procedures.

(c)                                  The Parties agree that the termination assistance plan shall include all services necessary for the transition of the applicable Services from TELUS to TI or to any Third Party service provider, as directed by TI.  TELUS shall cooperate in good faith with TI and any replacement service provider so as to ensure a smooth transition, without interruption of or adverse impact to the Services.  In order to ensure a smooth transition, the Parties shall each name a project manager for the implementation of the termination assistance plan who shall, in the event of any termination of this Agreement as a whole, or of the termination of more than one Service, or if the scope of the termination services otherwise reasonably warrants (as mutually agreed between the Parties), be entirely dedicated to the implementation of the termination assistance plan during the time period thereof.

16.6                        Effect of Termination

(a)                                 If TI terminates a Service (other than pursuant to Section 16.2 or Section 16.3) without providing TELUS with the minimum prior written notice required by Schedule A or Schedule 4.1 or Section 16.1, then TI shall be liable to reimburse to TELUS all reasonable out-of-pocket costs suffered by TELUS as a result of such termination, based on obligations undertaken by TELUS solely or primarily for the benefit of TI in connection with the terminated Service (including costs associated with the early termination of dedicated sublicenses, subcontracts and employees), upon delivery by TELUS to TI of reasonable documentation evidencing such costs.

(b)                                 Termination of this Agreement or any Service, however and whenever occurring, shall not prejudice or affect any right of action or remedy that has accrued to either Party up to and including the date of such termination.

(c)                                                          Upon the expiration or any termination of this Agreement and unless otherwise provided in any applicable termination assistance plan, without limiting the generality of Section 14.8, TELUS shall return to TI, within thirty (30) days of such expiration or termination, all tapes, documentation, forms and other property of TI in the possession or control of TELUS or its subcontractors as well as any other information and material relating thereto or relating to TI or its business.

ARTICLE 17
WARRANTIES

17.1                        Disclaimer

(a)                                 EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF EITHER PARTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY HARDWARE, SOFTWARE OR OTHER ITEMS OR FACILITIES PROVIDED UNDER OR IN CONNECTION WITH THE SERVICES PROVIDED UNDER THIS AGREEMENT.

(b)                                 Subject to the obligations of TELUS contained in this Agreement and Schedule 4.1, TELUS does not assure uninterrupted or error-free operation of the Managed IT and Network Services.

ARTICLE 18
INDEMNITIES

18.1                        General Indemnification

Subject to Article 19, each Party (an “Indemnitor”) will indemnify, defend and hold harmless the TELUS Indemnified Parties or the TI Indemnified Parties, as applicable, (each, an “Indemnitee”) from any and all Losses, arising out of, under, or in connection with any claim, demand, charge, action, cause of action, or other proceeding resulting from:

(a)                                 an act or omission of the Indemnitor in its capacity as an employer of a person and arising out of or relating to (i) Laws relating to the employment standards or labour relations of any employees; (ii) Laws for the protection of persons who are members of a protected class or category of persons, (iii) sexual discrimination or harassment, (iv) work related injury or death, and (v) any other aspect of the employment relationship or its termination (including claims for notice, pay in lieu of notice, severance or for breach of an express or implied contract of employment) and which, in all such cases, arose when the person asserting the claim, demand, charge, action, cause of action or other proceeding was or purported to be an employee of the Indemnitor, except to the extent an obligation with respect thereto has been assumed in writing by the Indemnitee;

(b)                                 Claims made against the Indemnitee by reason of physical injury or death to any Person or physical damage to or loss of tangible property caused by the negligent acts or omissions of the Indemnitor or otherwise due to the Indemnitor’s fault, including breach of the Agreement; and

(c)                                  any wilful misconduct or gross negligence of the Indemnitor.

18.2                        Additional Indemnification by TI

Subject to Article 19, TI agrees to indemnify, defend and hold harmless the TELUS Indemnified Parties from any and all Losses suffered by TELUS as a result of, arising out of, under, or in connection with any claim, demand, charge, action, cause of action or other proceeding by Third Parties against TELUS relating to the delivery or provision of Services by TELUS to TI, unless caused by TELUS’ gross negligence, bad faith, willful misconduct, or breach of this Agreement.

18.3                        Indemnification Procedures

The Indemnitor’s obligation to defend, indemnify and hold harmless the Indemnitee, as applicable, pursuant to this Article 18 will be subject to Indemnitee having given the Indemnitor prompt written notice of the claim or of the commencement of the related action, as the case may be, and information and reasonable assistance, at the Indemnitor’s expense, for the defence or settlement thereof, provided however that failure to give prompt notice will not compromise the Indemnitor’s obligations hereunder except to the extent such failure materially prejudices the Indemnitor’s ability to defend or settle the claim.  The Indemnitor will have sole control of the defence and settlement of such claim or related action, provided that the Indemnitor will not settle such claim or related action in a manner which imposes any obligation on the Indemnitee, or involves a remedy other than the payment of money, without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld).  The Indemnitee will be entitled to engage counsel at its sole expense to consult with the Indemnitor with respect to the defence of the claim and related action.

ARTICLE 19
LIMITATION OF LIABILITY

19.1                        Exclusion of Liability

Except as otherwise provided in this Section 19.1, but subject to the limitation of liability set forth in Section 19.2, a Party and its Affiliates and their respective Representatives will have no liability to the other Party and its Indemnitees for consequential, indirect (provided that the foregoing shall not exclude damages resulting from Third Party Claims), incidental, special, punitive damages, losses or expenses regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise in connection with any matter relating to, or arising under, the Services, this Agreement or any Schedule, even if it has been advised of their possible existence.  The exclusion contained in the immediate preceding sentence of this Section 19.1 shall not apply in the case of Losses resulting from: (i) claims under Section 18.1; (ii) any breach of the confidentiality provisions set forth in Section 14.2; or (iii) any breach of the privacy provisions set forth in Article 15 or in the Schedules involving the Personal Information of one or more TI employees.

19.2                        Limitation of Liability

Notwithstanding any other provision of this Agreement:

(a)                                 TELUS shall have no liability to TI (subject to TI’s termination rights pursuant to Section 16.2, if and to the extent applicable) for any failure to meet the Performance Standards, except in the case of Losses resulting from (i) bad faith, willful misconduct or gross negligence by TELUS, (ii) tangible or real property loss or damage; (iii) personal injury, including death; (iv) any breach of the confidentiality provisions set forth in Section 14.2; (v) claims under Section 18.1; or (vi) any breach of the privacy provisions set forth in Article 15 or in the Schedules involving the Personal Information of one or more TI employees; and

(b)                                 TELUS’ liability to TI for any failure to meet the Performance Standards due to bad faith, willful misconduct or gross negligence by TELUS in the performance of the Services shall not exceed [***]  for the Services in respect of which TELUS failed to meet the Performance Standards.

19.3                        Force Majeure

(a)                                 Each Party will be excused from default or delay in the performance of its obligations under this Agreement (other than any payment obligation and disaster recovery/business continuity obligations) if and to the extent that such default or delay is caused by an act of God or any other cause beyond its reasonable control, including fires, riots, acts of war, strikes, acts or orders of government, acts of terrorism, accident, explosion, flood, storm and acts of Third Party providers which are not subcontractors, provided such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of commercially reasonable efforts, including obtaining at its cost, reasonable alternative sources for performing the Services, work around plans or other means (an “Event of Force Majeure”). In the event either Party anticipates an Event of Force Majeure arising, it will promptly notify the other Party.

(b)                                 Upon the occurrence of an Event of Force Majeure, the non-performing Party will be excused from performance for as long as such circumstances prevail and will, as soon as practicable, notify the other by telephone (to be confirmed promptly in writing) of any actual or anticipated delay and describe in reasonable detail the circumstances causing the delay, the expected duration and the steps being taken to circumvent or recover from such Event of Force Majeure. The non-performing Party shall provide frequent updates and otherwise use reasonable efforts to keep the other Party fully informed.  In the event of any partial performance of Services, or performance of Services where the Performance Standards are not met as a result of the Event of Force Majeure, the Fees otherwise payable for the affected Service(s) will be adjusted, for the duration of the Event of Force Majeure, on an equitable basis taking into account, among other things, the portion or duration of the Services performed.

(c)                                  If any Event of Force Majeure affecting TELUS substantially prevents, hinders, or delays performance of any Service for more than (i) twelve (12) hours in the case of the Managed IT and Network Services or (ii) thirty (30) days in the case of any other Service, then in either case at TI’s option, TI may terminate or, at its option, suspend the affected Service by written notice to TELUS and procure such Service from an alternate source.  Where TI has suspended a Service under this Section, once the Event of Force Majeure has ended, the Parties will repatriate the suspended Service to TELUS’ as soon as reasonably practicable, in accordance with an agreed upon transition plan. Where TI has terminated a Service under this Section, once the Event of Force Majeure has ended, any re-instatement of the terminated Service shall be dealt with pursuant to the provisions of Section 4.6 and treated as a New Service.

ARTICLE 20
GENERAL

20.1                        Assignment

Except as otherwise provided in this Agreement, the rights and obligations of each Party under this Agreement are personal and may not be assigned, in whole or in part, without the prior written consent of the other Party. Notwithstanding the foregoing, (i) TELUS may assign this Agreement to an Affiliate without the prior written consent of TI and (ii) TELUS may assign its rights to accounts receivable under this Agreement to a bona fide lender by way of security without the prior written consent of TI. For the purposes of this Section 20.1, a [***] of TI which is not approved in advance by TELUS will be deemed to be an assignment.  Any attempted assignment in violation of this Section 20.1 shall be null and void.

20.2                        Subcontracting

(a)                                 TELUS shall be entitled to subcontract any portion of the Services without the prior written consent of TI.

(b)                                 TELUS shall be responsible for, and shall ensure compliance by, its subcontractors with all applicable terms and conditions of this Agreement including the Schedules. TELUS shall not be relieved or released in any manner from its duties, liabilities or obligations under this Agreement and shall be and remain liable under this Agreement to the same extent as if TELUS had performed the applicable Services itself.

(c)                                  Each subcontractor agreement shall be executed in TELUS’ name, as an independent contractor and not as agent for TI.  All such subcontractor agreements must: (i) be subject to termination by TELUS without cause or penalty, upon notice to the subcontractor; (ii) require the subcontractor to comply with all TELUS obligations set out in this Agreement, including with respect to confidentiality, privacy, security and safety.

20.3                        Relationship of Parties

Except where this Agreement expressly provides to the contrary, nothing contained in this Agreement shall be deemed or construed to create the relationship of partnership or joint venture or any other relationship between the Parties other than the relationship of independent parties contracting for services. TELUS shall have sole responsibility for the supervision, daily direction and control, payment of salary (including withholding of income taxes and source deductions), workers’ compensation, disability benefits and the like of its employees with respect to the performance of the Services rendered pursuant to this Agreement. This Agreement is entered into solely by and between, and may be enforced only by, TELUS and TI, and this Agreement will not be deemed to create any rights in Third Parties, including employees, suppliers, clients or Affiliates of a Party, or to create obligations of a Party directly to any such Third Parties.

20.4                        No Advertising

Except as otherwise provided in any intellectual property license between the Parties or their Affiliates, no Party shall use the name of any other Party in any advertising, promotional materials or publicity releases without securing the prior written approval of the Party whose name is to be used, provided that the foregoing shall not prohibit internal announcements by a Party within its own organization and that of its Affiliates. However, either Party may include the other Party’s name and a factual description of the work performed under this Agreement whenever required for legal, accounting or regulatory purposes.

20.5                        Governing Law

This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and, subject to the provisions of Section 10.1(e), the Parties consent to the jurisdiction of the courts of the Province of British Columbia, in the city of Vancouver with respect to any litigation arising in connection with this Agreement.

20.6                        Notice

Any notice required or permitted to be given hereunder (other than communication between the Parties for operational purposes) shall be in writing and shall be hand delivered or sent by prepaid registered mail, in each case addressed as follows:

If to TELUS:	TELUS COMMUNICATIONS INC.
7th Floor, 510 West Georgia Street
Vancouver, British Columbia
V6B 0M3

	Attention:	Finance Director (Shared Services)

With a copy to :	TELUS COMMUNICATIONS INC.
25 York Street, Floor 20
Toronto, Ontario
M5J 2V5

	Attention:	Chief Legal & Governance Officer

If to TI:	TELUS INTERNATIONAL (CDA) INC.
7th Floor, 510 West Georgia Street

Vancouver, British Columbia
V6B 0M3

Attention:	TELUS International Legal Services (c/o Finance Director)

With a copy to:	legal@telusinternational.com

or to such other address as any Party may by written notice to the other Party, indicate as its new address for the purposes of this provision.  Any such notice given by a Party in accordance with the foregoing will be deemed to have been received by the Party to which it is addressed, on the date of delivery, in the case of a notice that is hand delivered, and four (4) Business Days following the date of mailing, in the case of notice sent by prepaid registered mail.

With the general intent to enable TI to have appropriate response time to any notices provided by Transferred MITS Customers, TELUS hereby expressly agrees that all notice period requirements respectively set out in the contracts with the Transferred MITS Customers shall be computed in order to provide TI with adequate time to respond to Transferred MITS Customers in accordance with notification requirements under the contracts with the Transferred MITS Customers, or to enable TI to properly administer the processing of notices received from the Transferred MITS Customers prior to informing TELUS of the same hereunder.

20.7                        Waiver

The failure of any Party at any time to require performance by the other Party of any provision of this Agreement shall not affect in any way the full right to require such performance at any subsequent time; nor shall a waiver by any Party of a breach of any provision of this Agreement be taken or held to be a waiver of the provision itself.

20.8                        Severability

If any provision of this Agreement is held invalid or unenforceable for any reason, such invalidity shall not affect the validity of the remaining provisions of this Agreement, and the Parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.

20.9                        Cumulative Remedies

Except as expressly provided in this Agreement to the contrary, the exercise or obtaining of any right, remedy or relief by a Party in connection with this Agreement including the exercise of a right of termination shall be without prejudice to any other right, remedy or relief vested in or to which such Party may be entitled at Law, in equity or under this Agreement.

20.10                 Survival

The applicable provisions of Article 11, Article 14, Article 15 and Article 18, and Sections 19.1, 19.2, and 20.10 shall survive termination or expiration of this Agreement together with such other provisions of this Agreement which expressly or by their nature survive termination or expiration.

20.11                 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter thereof and supersedes all prior negotiations and representations, whether written or oral, relating to its subject matter.  No amendment, modification, waiver or discharge of this Agreement shall be binding unless executed in writing by an authorized signatory of the Party to be bound thereby. The Bluebook SSA is replaced by this Agreement and the Poplar SSA is hereby terminated and of no further force or effect.

20.12                 Counterparts

This Agreement may be executed by the Parties in separate counterparts, including counterparts by electronic transmission, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

20.14                 Further Assurances

The Parties agree to co-operate with and assist each other and take such action as may be reasonably necessary to implement and carry into effect this Agreement to its full intent.

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

TELUS COMMUNICATIONS INC.	TELUS INTERNATIONAL (CDA) INC.

By:	By:

SCHEDULE A
SERVICES

SCHEDULE 4.1
MANAGED IT AND NETWORK SERVICES

SCHEDULE 6.4
MONTHLY CHARGES FORM

SCHEDULE 7.1
GOVERNANCE

EXHIBIT 7.1.1
COMMITTEES

SCHEDULE 8.1
TELUS POLICIES AND CODES